CONSENT OF INDEPENDENT AUDITORS


KPMG LLP
Suite 2000
1211 South West Fifth Avenue
Portland, OR 97204


The Board of Directors
Willamette Industries, Inc.:


We consent to incorporation by reference in the Registration Statement No. 33-59517 on Form S-8 of Willamette Industries, Inc. of our report dated May 12, 2000 relating to the statements of net assets available for benefits of Willamette Industries Stock Purchase Plan as of December 30, 1999 and 1998, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 1999 annual report on Form 11-K of Willamette Industries Stock Purchase Plan.

June 26, 2000                   /s/ KPMG LLP